Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

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Avista Corp. Reports Improved Financial Results for Fiscal Year and the Fourth Quarter 2009

Board of Directors Increases Common Stock Dividend by 19 Percent

SPOKANE, Wash. – Feb. 18, 2010, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $87.1 million, or $1.58 per diluted share, for the year ended Dec. 31, 2009, compared to $73.6 million, or $1.36 per diluted share, for the year ended Dec. 31, 2008. For the fourth quarter of 2009 net income attributable to Avista Corp. was $22.1 million, or $0.40 per diluted share, compared to $17.5 million or $0.32 per diluted share for the fourth quarter of 2008.

“Overall, we are pleased with our results for 2009, which showed considerable improvement over 2008,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“We are also pleased to announce that on Feb. 12, 2010, our board of directors increased the common stock dividend to $0.25 per diluted share. The dividend increase is indicative of the board’s confidence in our continued progress toward achieving our goals, and it provides a demonstration of that confidence to our shareholders.

“In 2009, we made progress in the recovery of our costs and capital investments in our generation, transmission and distribution infrastructure. We reset general rates in all of our jurisdictions since the middle of 2009.

“Although we were disappointed with the Washington Commission’s decision in our general rate case, which authorized a rate increase effective Jan. 1, 2010, the order provides additional guidance for procedures and documentation that we believe will facilitate improved cost recovery in the future.

“Even in these challenging economic times this past year, the number of retail customers grew with net additions of over 2,000 natural gas customers and 1,800 electric customers.

“Our power supply costs were less than the amount included in retail rates in Washington primarily due to lower wholesale electric and natural gas fuel prices. However, this was partially offset by below normal hydroelectric generation and an extended outage at the Colstrip Plant in Montana. The net result was a benefit under the Energy Recovery Mechanism.

“Also, contributing to our improved results for 2009 as compared to 2008 were lower interest costs, resulting from financing transactions and decisions we made in 2008 and 2009.

“We continued to strengthen our financial position with the September 2009 issuance of $250 million of long-term debt with an interest rate of 5.125 percent and the reduction in deferred power cost balances. We have also been able to fund a significant portion of our capital expenditures with cash flows from operations.

“In November, we lowered natural gas rates for customers in all jurisdictions, ranging from 22 to 26 percent, because of a decline in wholesale prices. In Washington and Idaho, this was the third reduction in natural gas rates in 2009. These Purchased Gas Adjustments are designed to pass through changes in natural gas costs to our customers with no change in gross margin or net income.

“In addition, the Washington Commission approved our request to lower electric rates for our Washington customers by 7 percent effective Feb. 12, 2010, through the elimination of the Energy Recovery Mechanism surcharge. The surcharge was eliminated because the previous balance of Washington deferred power costs has been substantially recovered. The elimination of the surcharge will not change gross margin or net income.

“Lastly, we are confirming our 2010 earnings guidance, and I believe we are well positioned to continue our long-term earnings growth,” Morris said.

Fourth Quarter and Fiscal Year 2009 Highlights

Avista Utilities: Avista Utilities contributed net income of $86.7 million, or $1.58 per diluted share, for 2009 compared to $70.0 million or $1.30 per diluted share, for 2008. For the fourth quarter of 2009, Avista Utilities contributed net income of $23.5 million, or $0.43 per diluted share, compared to $18.2 million or $0.33 per diluted share, for the fourth quarter of 2008. The increase in our annual and quarterly utility net income was due in part to an increase in gross margin (operating revenues less resource costs). The increase in gross margin was primarily due to the implementation of the general rate increases in Washington and Idaho, which more closely reflect the costs of providing service to customers.

The improvement in annual results also reflects a decrease in interest expense, net of capitalized interest, of $8.5 million that was achieved by refinancing maturing higher cost debt with lower cost long-term debt. Lower interest rates on borrowings under our $320 million committed line of credit also contributed to the decrease in interest expense.

In addition, results for 2009 were positively impacted by adjustments related to Internal Revenue Service audits and adjustments for the 2008 filed federal tax return. In total, these adjustments (recorded in the third quarter of 2009) had a favorable impact on recorded income tax expense of $3.2 million.

These positive impacts on net income were partially offset by an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes.

We had a benefit of $3.0 million under the Washington Energy Recovery Mechanism (ERM) for fiscal year 2009 compared to an expense of $7.4 million for 2008, which increased electric gross margin and income from operations by $10.4 million in 2009 as compared to 2008. The ERM is an accounting method used to track certain differences between actual net power supply costs and the amount included in base retail rates for our Washington customers.

We had a benefit of $9.1 million under the ERM in the fourth quarter of 2009 compared to an expense of $0.1 million in the fourth quarter of 2008, which increased electric gross margin and income from operations by $9.2 million in the fourth quarter of 2009 as compared to the fourth quarter of 2008.

Avista Utilities’ operating revenues decreased $177.5 million for 2009 as compared to 2008 due to decreased natural gas revenues of $179.8 million, partially offset by increased electric revenues of $2.3 million. The decrease in natural gas revenues was primarily the result of decreased wholesale revenues of $138.1 million (due to decreased prices, offset by increased volumes) and retail natural gas revenues of $44.5 million (primarily due to decreased prices and partially due to decreased volumes). These decreases were partially offset by an increase in other natural gas revenues.

The increase in electric revenues was primarily due to increased retail revenues of $68.8 million (primarily due to the Washington general rate increase implemented on Jan. 1, 2009 and the Idaho general rate increases implemented on Oct. 1, 2008 and Aug. 1, 2009), partially offset by decreased wholesale revenues of $53.3 million (due to a decrease in prices, partially offset by an increase in volumes) and sales of fuel of $11.7 million.

Resource costs for Avista Utilities decreased $232.5 million for 2009 as compared to 2008 due to decreases in natural gas resource costs of $186.1 million and electric resource costs of $46.3 million. The decrease in natural gas resource costs primarily reflects a decrease in the price of natural gas purchases. The decrease in electric resource costs was primarily due to a decrease in fuel costs (due to a decrease in thermal generation and natural gas fuel prices).

Utility other operating expenses increased $23.4 million for 2009 as compared to 2008 primarily due to an increase of $8.9 million in electric generation operating and maintenance expenses, an increase of $4.3 million in natural gas distribution and service costs, as well as a $10.7 million increase in pension and other benefit costs.

Utility depreciation and amortization increased $5.9 million for 2009 as compared to 2008 primarily due to additions to utility plant.

Utility taxes other than income taxes increased $4.5 million for 2009 as compared to 2008 due to increased revenue-related taxes and increased property taxes.

Advantage IQ: Advantage IQ’s net income attributable to Avista Corporation was $5.3 million, or $0.09 per diluted share, for 2009 compared to $6.1 million or $0.11 per diluted share, for 2008. For the fourth quarter of 2009, Advantage IQ’s net income attributable to Avista Corporation was $1.5 million, or $0.03 per diluted share, compared to $1.4 million or $0.03 per diluted share, for the fourth quarter of 2008. The decrease for 2009 as compared to 2008 was primarily due to lower short-term interest rates (which decreases interest revenue on funds held for customers), the decrease in our ownership percentage in the business in connection with the acquisition of Cadence Network effective July 2, 2008 and increased amortization of intangible assets (related to the Cadence Network and Ecos Consulting acquisitions). During 2009, we experienced slower internal growth at Advantage IQ than was originally expected, as some of its clients are experiencing bankruptcies and store closures in these difficult economic times. Additionally, interest revenue was lower in 2009 due to the historic low short-term interest rate environment that we are experiencing, which is expected to continue in 2010. The decrease in interest revenue was offset by other customer billing services, which increased operating revenues for 2009 as compared to 2008.

Advantage IQ’s revenues for 2009 increased 31 percent as compared to 2008 and totaled $77.3 million. The increase in revenues was primarily due to the third quarter 2008 acquisition of Cadence Network and the third quarter 2009 acquisition of Ecos Consulting, as well as other customer billing services. These increases in operating revenues were partially offset by a decrease in interest revenue on funds held for customers (due to a decrease in interest rates).

In 2009, Advantage IQ managed bills totaling $17.4 billion, an increase of $0.7 billion, or 4 percent, as compared to 2008. The acquisition of Cadence Network added $1.7 billion in managed bills for 2009 as compared to 2008. Advantage IQ had a 6 percent increase in the number of accounts managed at December 31, 2009 as compared to December 31, 2008.

Other Businesses: For 2009, the net loss attributable to Avista Corporation was $0.09 per diluted share for the other businesses, compared to a net loss of $0.05 for 2008. For the fourth quarter of 2009, the net loss attributable to Avista Corporation was $0.06 per diluted share for the other businesses, compared to a net loss of $0.04 for the fourth quarter of 2008. Contributing to the net loss attributable to Avista Corporation for the full year and fourth quarter of 2009 was a $3.0 million impairment of a commercial building. Losses on long-term venture fund investments were $0.8 million in 2009 compared to $1.4 million in 2008.

Summary Results: Avista Corp.’s results for the fourth quarter of 2009 and the year ended Dec. 31, 2009, as compared to the respective periods of 2008 are presented in the table below:

($ in thousands, except per-share data)	Q4 2009	Q4 2008	Year 2009	Year 2008
Operating Revenues	$403,292	$447,461	$1,512,565	$1,676,763
Income from Operations	$52,977	$44,028	$200,658	$184,911
Net Income attributable to Avista Corporation	$22,053	$17,485	$87,071	$73,620
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$23,541	$18,239	$86,744	$70,032
Advantage IQ	$1,473	$1,406	$5,329	$6,090
Other	$(2,961)	$(2,160)	$(5,002)	$(2,502)
Contribution to earnings per diluted share attributable to Avista Corporation by Business Segment:
Avista Utilities	$0.43	$0.33	$1.58	$1.30
Advantage IQ	$0.03	$0.03	$0.09	$0.11
Other	$(0.06)	$(0.04)	$(0.09)	$(0.05)
Total earnings per diluted share attributable to Avista Corporation	$0.40	$0.32	$1.58	$1.36

Liquidity and Capital Resources: In November 2009, we entered into a new committed line of credit in the total amount of $75 million with an expiration date of April 5, 2011. The new committed line of credit replaced a $200 million committed line of credit that expired in November 2009. We reduced the facility based on our forecasted liquidity needs.

As of Dec.31, 2009, we had a combined $365 million of available liquidity under our $320 million committed line of credit, our $75 million committed line of credit and our $85 million revolving accounts receivable sales facility.

In December 2009, we purchased $17 million of our Pollution Control Bonds. We are planning, subject to market conditions, to refund these bonds in 2010 along with $66.7 million of our Pollution Control Bonds we purchased in December 2008.

In December 2009, we entered into an amended and restated sales agency agreement with a sales agent to issue up to 1.25 million shares of our common stock from time to time.

We are planning to issue up to $45 million of common stock in 2010 in order to finance a portion of our capital expenditures and maturing long-term debt, while maintaining our capital structure at an appropriate level for our business.

Utility capital expenditures were $205 million for 2009. We are expecting capital expenditures of $210 million for 2010, excluding costs for projects associated with stimulus funding. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Board of Directors Increases Common Stock Dividend by 19 Percent

On Feb. 12, 2010, Avista Corp.’s board of directors declared a quarterly dividend of $0.25 per share on the company’s common stock, an increase of $0.04 per share or 19 percent. The common stock dividend is payable March 15, 2010, to shareholders of record at the close of business on Feb. 25, 2010.

The declaration of dividends is at the sole discretion of the board of directors. The board considers the level of dividends on a regular basis, taking into account numerous factors, including financial results, business strategies, and economic and competitive conditions.

Earnings Guidance and Outlook

Avista is confirming its 2010 guidance for consolidated earnings to be in the range of $1.55 to $1.75 per diluted share. We expect Avista Utilities to contribute in the range of $1.45 to $1.60 per diluted share for 2010. Our range for Avista Utilities encompasses a certain level of variability in power supply costs, including the variability of applying the ERM in Washington and Power Cost Adjustment mechanism in Idaho. Our outlook for Avista Utilities also assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year. We expect Advantage IQ to contribute in the range of $0.10 to $0.13 per diluted share and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

Although the recent rate adjustments in Washington, Idaho and Oregon provide progress in the recovery of utility costs, we will continue to experience regulatory lag in 2010 due to a delay in the recovery of incremental capital investment and increased operating expenses. We will actively manage our capital investment and operating costs, while continuing to provide safe and reliable service for our customers. Avista plans to file general rate cases in Washington and Idaho by the end of the first quarter and we expect to file a general rate case in Oregon by the end of the second quarter to more closely align earned returns with those authorized.

NOTE: We will host a conference call with financial analysts and investors on Feb. 18, 2010, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 788-0544, Pass code: 22686109. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Feb. 25, 2010. Call (888) 286-8010, Pass code 65134651 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 356,000 homes and businesses and natural gas to 316,000 homes and businesses in three Western states, serving more than 485,000 customers. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks or other malicious acts, particularly with respect to our utility assets; delays or changes in construction costs, and our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2009. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year Ended December 31,
	2009	2008	2009	2008
Operating revenues	$403,292	$447,461	$1,512,565	$1,676,763

Operating expenses:
Resource costs	222,835	291,453	822,947	1,055,542
Other operating expenses	85,775	71,842	312,602	271,621
Depreciation and amortization	25,783	23,712	99,775	92,632
Utility taxes other than income taxes	15,922	16,426	76,583	72,057

Total operating expenses	350,315	403,433	1,311,907	1,491,852

Income from operations	52,977	44,028	200,658	184,911

Other income (expense):
Interest expense, net of capitalized interest	(18,802)	(15,903)	(66,489)	(74,975)
Other income (expense) - net	1,419	(31)	802	10,446

Total other income (expense) - net	(17,383)	(15,934)	(65,687)	(64,529)

Income before income taxes	35,594	28,094	134,971	120,382
Income tax expense	13,289	10,081	46,323	45,625

Net income	22,305	18,013	88,648	74,757
Less: net income attributable to noncontrolling interests	(252)	(528)	(1,577)	(1,137)

Net income attributable to Avista Corporation	$22,053	$17,485	$87,071	$73,620

Weighted-average common shares outstanding (thousands), basic	54,796	54,445	54,694	53,637
Weighted-average common shares outstanding (thousands), diluted	55,122	54,822	54,942	54,028
Earnings per common share attributable to Avista Corporation:
Basic	$0.40	$0.32	$1.59	$1.37

Diluted	$0.40	$0.32	$1.58	$1.36

Dividends paid per common share	$0.21	$0.18	$0.81	$0.69

Issued February 18, 2010

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	December 31, 2009	December 31, 2008
Assets

Cash and cash equivalents	$37,035	$24,313
Accounts and notes receivable	210,645	218,846
Other current assets	171,243	239,068
Total net utility property	2,607,011	2,492,191
Total other property and investments	137,538	138,876
Regulatory assets for deferred income taxes	97,945	115,005
Regulatory assets for pensions and other postretirement benefits	141,085	172,278
Other regulatory assets	109,825	85,112
Non-current utility energy commodity derivative assets	45,483	49,313
Power cost deferrals	27,771	57,607
Other deferred charges	21,378	38,138

Total Assets	$3,606,959	$3,630,747

Liabilities and Equity

Accounts payable	$160,861	$176,116
Current portion of long-term debt	35,189	17,207
Short-term borrowings	92,700	252,200
Other current liabilities	216,651	243,021
Long-term debt	1,036,149	809,258
Long-term debt to affiliated trusts	51,547	113,403
Regulatory liability for utility plant retirement costs	217,176	213,747
Pensions and other postretirement benefits	123,281	184,588
Deferred income taxes	494,666	488,940
Other non-current liabilities and deferred credits	116,161	124,178

Total Liabilities	2,544,381	2,622,658

Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (54,836,781 and 54,487,574 outstanding shares)	778,647	774,986
Retained earnings and accumulated other comprehensive loss	272,640	221,897

Total Avista Corporation Stockholders’ Equity	1,051,287	996,883
Noncontrolling interests	11,291	11,206

Total Equity	1,062,578	1,008,089

Total Liabilities and Equity	$3,606,959	$3,630,747

Issued February 18, 2010

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Fourth Quarter		Year Ended December 31,
	2009	2008	2009	2008
Avista Utilities
Retail electric revenues	$187,652	$173,581	$703,951	$635,102
Retail kWh sales (in millions)	2,390	2,357	8,942	9,017
Retail electric customers at end of period	356,536	354,657	356,536	354,657

Wholesale electric revenues	$21,658	$30,786	$88,414	$141,744
Wholesale kWh sales (in millions)	497	458	2,354	1,964

Sales of fuel	$3,513	$4,197	$32,992	$44,695
Other electric revenues	$3,663	$4,989	$15,426	$16,916

Retail natural gas revenues	$116,443	$143,980	$396,203	$440,692
Wholesale natural gas revenues	$33,473	$59,409	$143,524	$281,668
Transportation and other natural gas revenues	$3,821	$2,981	$14,691	$11,847
Total therms delivered (in thousands)	239,730	264,944	888,301	845,710
Retail natural gas customers at end of period	316,201	314,102	316,201	314,102

Income from operations (pre-tax)	$54,164	$42,296	$195,389	$174,245
Net income attributable to Avista Corporation	$23,541	$18,239	$86,744	$70,032

Advantage IQ
Revenues	$22,162	$17,342	$77,275	$59,085
Income from operations (pre-tax)	$3,141	$2,857	$11,603	$11,297
Net income attributable to Avista Corporation	$1,473	$1,406	$5,329	$6,090

Other
Revenues	$10,907	$10,196	$40,089	$45,014
Loss from operations (pre-tax)	$(4,328)	$(1,125)	$(6,334)	$(631)
Net loss attributable to Avista Corporation	$(2,961)	$(2,160)	$(5,002)	$(2,502)

Issued February 18, 2010